Exhibit 16.1

July 24, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of AEGEA, INC. with a Date of Report of July 22, 2013, to be filed with the Securities and Exchange Commission.  We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ B F Borgers CPA, PC

B F Borgers CPA, PC